Exhibit 99.1

FOR IMMEDIATE RELEASE

STANLEY WORKS COMPLETES SALE OF ENHANCED TRUST PREFERRED SECURITIES

New Britain, CT, November 22, 2005 – The Stanley Works (NYSE: SWK) announced today that it has completed the sale of $450 million of Enhanced Trust Preferred Securities. Net proceeds are expected to be used toward the pending acquisitions of Facom Tools and National Hardware.

These securities and underlying junior subordinated debt securities (collectively, the “securities”) feature a 40-year term and an initial coupon rate of 5.902%, which is fixed for 5 years, and can be redeemed after five years.

The securities have not been and may not be registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States absent registration or applicable exemption from such registration. The securities are being offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Act and outside the United States pursuant to Regulation S under the Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Contact:	Gerry Gould, V. P. - Investor Relations
(860) 827-3833 or ggould@stanleyworks.com